Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-261321-01

**PRICING DETAILS** $800mm Daimler Trucks Retail Trust 2022-1 (DTRT 2022-1)

Joint-Lead Bookrunners : J.P. Morgan (struc), BofA, SMBC
Co-Managers : MUFG, Societe Generale

CLS	AMT($MM)	WAL	MDY/F	P.WIN	E.FNL	L.FNL	YLD%	CPN%	$PX
A1	178.880	0.17	<< RETAINED >>
A2	360.000	0.82	Aaa/AAA	4-16	02/24	09/24	5.127	5.07	99.99764
A3	360.000	1.98	Aaa/AAA	16-33	07/25	02/26	5.291	5.23	99.99336
A4	80.000	2.94	Aaa/AAA	33-36	10/25	01/30	5.459	5.39	99.97863

Expected Settle : 10/19/22	Registration : SEC Registered
First Pay Date : 11/15/22	ERISA Eligible : Yes
Expected Ratings : Moody's, Fitch
Pxing Speed : 12% CPR to 5% Call
Ticker : DTRT 2022-1
Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : Priced Available Information:
CUSIPs :	A1 233869AA4 *	Prelim Prospectus : Attached
	A2 233869AB2 *	Ratings FWP : Attached
	A3 233869AC0 *	NetRoadshow.com : DTRT2022
	A4 233869AD8 *	IntexNet/CDI : Separate Message
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.